Exhibit 10.03

CADENCE DESIGN SYSTEMS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Amended and Restated 2000 Equity Incentive Plan

Cadence Design Systems, Inc. (the “Company”), pursuant to the Amended and Restated 2000 Equity Incentive Plan (the “Plan”), hereby grants you a Restricted Stock Units Award (“Award”) as set forth below. This Award is subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement, including the country-specific terms and conditions contained in the appendix attached hereto (the “Appendix”) (collectively, this “Agreement”), and in the Plan located on the Employee Stock Services Website (located at http://ess.cadence.com); provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall prevail. Capitalized terms that are not defined herein shall have the meanings set forth in the Plan. Each Restricted Stock Unit represents the right to receive one Share (as adjusted from time to time pursuant to the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement.

Participant:	XXXXXX
ID Number:	XXXXX
Nonstatutory Restricted Stock Unit Award Number:	XXXXXX
Date of Award:	[DATE]
Vesting Commencement Date:	[DATE]
Number of Shares Subject to Restricted Stock Unit Award:	XXX

Vesting Schedule:	1/4th of the shares vest on [DATE]
1/4th of the shares vest on [DATE]
1/4th of the shares vest on [DATE]
1/4th of the shares vest on [DATE]

Confidentiality. At all times during the Participant’s employment and thereafter, the Participant will hold in strictest confidence and will not disclose the amount or terms of this Agreement unless an officer of the Company expressly authorizes such in writing, except to the Participant’s family members, tax advisors and attorneys on a need-to-know basis and as long as they agree to strictly maintain the confidentiality of this Agreement. The Participant understands that he or she may be subject to discipline, up to and including the immediate termination of his or her employment, if the Participant breaches his or her obligations under the immediately preceding sentence.

Settlement. Each vested Restricted Stock Unit will be settled by the delivery of one Share (subject to adjustment under the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate or heirs, on the applicable vesting date; provided that the Participant has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with the Award, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. No fractional shares will be issued under this Agreement.

Status of Award. Until the Restricted Stock Units vest and are converted into Shares and such Shares are issued to the Participant pursuant to the terms of this Agreement, the Participant will have no rights as a stockholder of the Company with respect to the Shares subject to the Award (including, without limitation, any voting or dividend rights with respect to such Shares). Following the conversion of the Restricted Stock Units to Shares and the issuance of such Shares to the Participant hereunder, the Participant will be recorded as a stockholder of the Company with respect to such Shares and shall have all voting rights and rights to dividends and other distributions with respect to such Shares.

Termination of Continuous Status as an Employee or Consultant. If the event of the termination of the Participant’s Continuous Status as an Employee or Consultant (whether or not in breach of local labor laws and whether or not later found invalid) for any reason, other than his or her death, the Participant’s Restricted Stock Units shall immediately cease to vest and any rights to the underlying Shares shall be forfeited on the effective date of termination of his or her Continuous Status. The Participant’s Continuous Status will terminate effective as of the date the Participant is no longer providing services as an Employee or Consultant, with such date being as of the end of any notice period mandated under the local laws or provided for in the Participant’s employment agreement (if applicable). The Board (as defined below) shall have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee or Consultant has terminated for purposes of the Award.

All unvested Restricted Stock Units subject to this Award shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration.

Death of Participant. In the event of the Participant’s death before all the Restricted Stock Units subject to this Award have vested, if the Participant shall have been in Continuous Status as an Employee or Consultant since the Date of Award, the number of Restricted Stock Units scheduled to vest on the next vesting date shall be deemed to have vested immediately prior to the Participant’s death.

Board Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Company’s Board of Directors or a committee of directors designated by the Board pursuant to Section 4(a) of the Plan (including any subcommittee or other person(s) to whom the committee has delegated its authority) in its sole and absolute discretion (collectively, the “Board”). Such decision shall be final and binding.

Transfer Restrictions. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Restricted Stock Units or Shares subject thereto prior to the date such Shares are issued to the Participant pursuant to this Agreement shall be strictly prohibited and void.

Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, or any other similar applicable law (whether U.S. or foreign law) covering the Award and/or the Shares underlying the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.

Certain Conditions of the Award. Local Law refers to the laws, rules and regulations of the country of which the Participant is a resident. The Participant agrees that he or she will not acquire Shares pursuant to the Award or transfer, assign, sell or otherwise deal with such Shares except in compliance with Local Law. Further, in accepting the Award, the Participant acknowledges that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)	The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;

(c)	The Participant’s participation in the Plan shall not create a right to further Continuous Status as an Employee or Consultant and shall not interfere with the ability of the Company (or any Affiliate) to terminate the Participant’s Continuous Status as an Employee or Consultant at any time;

(d)	The Award and the Participant’s participation in the Plan will not be interpreted to form an employment contract or service contract or relationship with the Company or any Affiliate;

(e)	The Participant is voluntarily participating in the Plan;

(f)	The Award and the Shares subject to the Award are extraordinary items that do not constitute compensation of any kind for services of any of any kind rendered to the Company or any Affiliate, and which is outside the scope of the Participant’s employment or service contract, if any;

(g)	The future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(h)	If the Participant resides outside of the United States, the following provisions will apply:

a.	The Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

b.	The Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate; and

c.	No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s Continuous Status (for any reason whatsoever and whether or not in breach of Local Law and whether or not later found to be invalid), and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Data Privacy. This Data Privacy section applies if the Participant resides outside of the United States:

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials by and among the Participant’s employer (the “Employer”), the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to the Company’s designated stock plan service provider and any other third parties that are assisting with the implementation, administration or management of the Plan. The Participant understands that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, the Company’s designated stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering or managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering or managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer or manage the Participant’s participation in the Plan and to comply with the Company’s legal obligations. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

Tax Withholding

(a)	Responsibility for Taxes. Regardless of any action taken by the Company or the Employer with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends, and (b) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Award and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(b)	Withholding in Shares. Subject to applicable law, including Local Law, the Company shall require the Participant to satisfy Tax-Related Items by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a Fair Market Value, as defined in the Plan as of the date on which the Tax-Related Items arise, not in excess of the amount of such Tax-Related Items.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

(c)	Alternative Withholding Methods. Provided Local Law prevents the Company from withholding in Shares, the Company may satisfy its obligations for Tax-Related Items by:

(i)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(ii)	withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).

Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.

(a)	Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, including the Appendix, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)	Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the Plan documents and Agreement, as described in this section. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.

Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Governing Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Appendix. Notwithstanding any provisions in this Agreement, the grant of this Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[signature page follows]

Acceptance. Your right to the Restricted Stock Units will be forfeited unless you accept and acknowledge below within 30 days, unless, however, you have received an extension from the Company in writing.

CADENCE DESIGN SYSTEMS, INC.

By:

James J. Cowie Senior Vice President & General Counsel

Date: [DATE]
ACKNOWLEDGED AND AGREED

XXXXXXX

APPENDIX

The additional terms and conditions set forth below are specifically incorporated into the Restricted Stock Unit Award Agreement (together, the Restricted Stock Unit Award Agreement and this Appendix are referred to herein as this “Agreement”). These terms and conditions govern the Award granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix shall have the meanings given to them in the Plan.

This Appendix may also include notifications regarding exchange control, tax and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The notifications are based on the securities, exchange control, income tax and other laws in effect in the respective countries as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Award vests or when Shares acquired under the Plan subsequently are sold. In addition, the notifications are general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Therefore, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than that in which the Participant is currently working, is considered a citizen or resident of a country other than that in which the Participant is currently working for local law purposes, or transfers employment to another country after the Award is granted, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant under these circumstances.

CANADA

Form of Settlement. Notwithstanding Section 10(a) of the Plan, the Award shall be paid in Shares only.

The following terms and conditions are applicable to residents of Quebec:

Data Privacy Notice and Consent. This provision supplements the “Data Privacy” section of this Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, the Employer, its Affiliates and the plan administrator to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Employer, the Company and its Affiliates to record such information and to keep such information in Participant’s employee file.

French Language Provision.

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

CHINA

The following provisions govern the Participant’s participation in the Plan if the Participant is a national of the People’s Republic of China resident in mainland China:

Mandatory Sale Restriction. Due to regulatory requirements, the Company reserves the right to require the sale of any Shares issued to the Participant upon vesting of the Restricted Stock Units, either (i) immediately upon vesting of the Restricted Stock Units; (ii) within [ninety (90) days] following the termination of the Participant’s Continuous Status as an Employee or Consultant, or (iii) within any other such time frame as may be required by the PRC State Administration of Foreign Exchange. By accepting the Award, the Participant acknowledges that he or she understands and agrees that the Company is authorized to, and may in its sole discretion, instruct its designated broker to assist with the mandatory sale of Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the proceeds, less any Tax-Related Items and brokerage fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations.

Exchange Control Restrictions. By accepting the Award, the Participant acknowledges that he or she understands and agrees that, due to exchange control laws in China, the Participant is not permitted to transfer any Shares acquired under the Plan out of the Participant’s account established with the Company’s designated broker, and that the Participant will be required to immediately repatriate all proceeds due to the Participants as a result of his or her participation in the Plan, including any proceeds from the sale of Shares acquired under the Plan to China.

The Participant further understands that, under Local Law, such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company, the Employer, or an Affiliate in China, and the Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to the Participant in China. The proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, the Participant acknowledges that the Company is under no obligation to secure any particular currency conversion rate, and that it may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant acknowledges and agrees that he or she bears the risk of any currency conversion rate fluctuation between the date that the Shares are sold and the date of conversion of the proceeds to local currency. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FINLAND

There are no country-specific provisions.

FRANCE

Consent to Receive Information in English. By accepting the Award, the Participant confirms having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

GERMANY

There are no country-specific provisions.

HONG KONG

Securities Law Notice. WARNING: The Award and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. This Agreement, including this Appendix, the Plan and other incidental communication materials distributed to the Participant in connection with the Award grant (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate, and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix, the Plan or any other incidental communication materials that may have been distributed in connection with the Award, the Participant is advised to obtain independent professional advice.

Form of Settlement. Notwithstanding Section 10(a) of the Plan, the Award shall be paid in Shares only.

Settlement of Units and Sale of Shares. In the event that the Participant’s Award vests and Shares are issued to Participant within six months of the Date of Award for any reason, the Participant agrees that the Participant (or the Participant’s heirs) will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Award.

HUNGARY

There are no country-specific provisions.

INDIA

Exchange Control Information. The Participant understands and agrees that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan (including any cash dividends paid thereon) to India and convert the proceeds into local currency within 90 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Director Notification Obligation. If the Participant is a director, shadow director or secretary of the Company’s Irish Affiliate, the Participant must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Shares, etc.), or within five business days of (i) becoming aware of the event giving rise to the notification requirement or, (ii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ITALY

Data Privacy Notice. This provision replaces the “Data Privacy” section of this Agreement:

The Participant understands that the Employer, the Company and any Affiliate may hold certain personal information about the Participant, including, without limitation, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any directorships held in the Company or any Affiliate, any Shares owned, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for the purpose of implementing, managing, and administering the Plan (the “Data”) and in compliance with applicable laws and regulations.

The Participant also understands that providing the Company with the Data is necessary for the performance of this Agreement and that the Participant’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Cadence Design Systems, Inc., with registered offices at 2655 Seely Ave., Building 5, San Jose, California, U.S.A., its Representative in Italy for privacy purposes is Cadence Design Systems S.r.l. with its registered offices at Milanofiori-Strada 7 Palazzo R/3, 20089 Rozzano, Milano, Italy – Attention: Human Resources.

The Participant understands that the Data will not be publicized, but it may be transferred to the plan administrator or any other financial institution or broker involved in the management and administration of the Plan. The Participant further understands that the Company and/or any Affiliate will transfer the Data amongst themselves as necessary for the purpose of implementing, administering, or managing the Participant’s participation in the Plan, and that the Company and/or any Affiliate may each further transfer the Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any Shares purchased under the Plan. Such recipients may receive, possess, use, retain, and transfer the Data in electronic or other form, for the purposes of implementing, administering or managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, and may be located in the United States or elsewhere and in locations that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that the processing of the Data in connection with the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, including without limitation Legislative Decree no. 196/2003.

The processing activity, including communication of the Data or transfer of the Data abroad (including outside of the European Economic Area), as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to access, delete, update, correct, or stop, for legitimate reason, the processing of the Data. Furthermore, the Participant is aware that the Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.

Plan Document Acknowledgment. In accepting the grant of the Award, the Participant acknowledges that he or she has received a copy of the Plan and this Agreement, including this Appendix and has reviewed the Plan and this Agreement (including this Appendix) in their entirety and fully understands and accept all provisions of the Plan and this Agreement (including this Appendix).

The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of this Agreement: Vesting Schedule; Termination of Continuous Status as an Employee or Consultant; Certain Conditions of the Award; Tax Withholding; Governing Law; Language; and the Data Privacy Notice and Consent provision included in this Appendix.

JAPAN

There are no country-specific provisions.

NETHERLANDS

Insider-Trading Notification. The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired upon vesting of the Award. In particular, the Participant may be prohibited from effectuating certain transactions involving the Shares if the Participant has insider information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the Share price, regardless of the development of the price. The insider could be any employee of any Affiliate in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at an Affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the employee has such inside information.

The Participant is advised to contact his or her personal legal advisor if he or she is uncertain as to whether the insider-trading rules apply to the Participant.

RUSSIA

U.S. Transaction. The Participant understands that this Agreement shall be concluded and become effective only when the executed Agreement is received by the Company in the United States. Upon vesting of the Award, any Shares to be issued to the Participant shall be delivered to the Participant through a bank or brokerage account in the United States. The Participant is not permitted to sell the Shares directly to other Russian legal entities or individuals.

Securities Law Notification. This Appendix, this Agreement, the Plan and all other materials that the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under Local Law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Depending on the development of local regulatory requirements, the Company reserves the right to force the immediate sale of any Shares to be issued upon vesting and settlement of the Award. If applicable, the Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

Exchange Control Information. The Participant acknowledges and agrees that, under current exchange control regulations, the Participant is required to repatriate proceeds from the sale of Shares acquired under the Plan (including any cash dividends paid thereon) to Russia within a reasonably short period of time after the sale of such Shares. Such sale proceeds must initially be credited to the Participant through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. The Participant is encouraged to contact his or her personal advisor before remitting any sale proceeds to Russia as exchange control requirements may change.

SINGAPORE

Securities Law Information. The Award is being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that such Award is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Award unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation. If the Participant is a director, associate director or shadow director of the Company’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when the Participant receives an interest (e.g., an Award or Shares) in the Company or any Affiliate. In addition, the Participant must notify the Company’s Singapore Affiliate when Participant sells Shares or shares of any Affiliate (including when the Participant sells Shares issued upon vesting and settlement of the Award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of the Participant’s interests in the Company or any Affiliate must be made within two days of the Participant becoming a director.

Insider Trading Information. The Participant should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider-trading rules, the Participant is prohibited from selling Shares when he or she is in possession of information concerning the Company, which is not generally available and which the Participant knows or should know will have a material effect on the price of Shares once such information is generally available.

SOUTH KOREA

Exchange Control Information. If the Participant realizes US$500,000 or more from the sale of Shares or the receipt of any cash dividends, Korean exchange control laws require the Participant to repatriate the proceeds to Korea within 18 months of receipt.

SWEDEN

There are no country-specific provisions.

TAIWAN

There are no country-specific provisions.

UNITED KINGDOM

Tax Withholding. This provision supplements the “Tax Withholding” section of this Agreement:

If payment or withholding of income taxes is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time by any of the means set forth in the Tax Withholding section of this Agreement. Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant shall not be eligible for a loan from the Company to cover the income tax. In the event the Participant is a director or executive officer of the Company and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable. The Participant will be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

UNITED STATES OF AMERICA

There are no country-specific provisions.